CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Oakley, Inc. on Form S-8 of our report dated March 4, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting in 2002, appearing in the Annual Report on Form 10-K of Oakley, Inc. for the year ended December 31, 2003.




/s/Deloitte & Touche LLP
Costa Mesa, California
December 9, 2004